EX 99.1
UCP REPORTS THIRD QUARTER 2015 RESULTS

- Reports Earnings of $0.20 Per Share in Third Quarter 2015 -
-Backlog Units More than Double to 288 Homes in Third Quarter 2015 -
-Adjusted Homebuilding Gross Margin Improves 460 basis points to 21.1% in Third Quarter 2015 -

San Jose, California, November 9, 2015. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months ended September 30, 2015.

Third Quarter 2015 Highlights Compared to Third Quarter 2014

•	Revenue from homebuilding operations increased 100% to $70.3 million

•	New homes deliveries grew 82% to 202 units

•	Net new home orders improved 111.8% to 216 units

•	Backlog on a dollar basis expanded to $121 million, compared to $38.9 million

•	Adjusted homebuilding gross margin of 21.1%, compared to 16.5%

•	Selling, general and administrative expense as a percentage of total revenue improved 450 basis points to 13.9%, compared to 18.4%

•	Average selling communities of 28, compared to 27

“We are extremely pleased to deliver earnings of $0.20 per share in the third reflecting our vigilant efforts to control our cost of homes and overhead as we continue to expand our business,” stated Dustin Bogue, President and Chief Executive Officer of UCP. “Our increase in deliveries at improved homebuilding gross margins reflects our ongoing efforts to increase our mix of traditional dirt sales, tailor our product offerings and implement cost saving initiatives. Our G&A rationalization actions are also progressing according to plan and driving incremental improvements to our profitability. Modest demand improvement with healthier absorption paces in most of our markets helped drive a 211% increase in our backlog which positions us well into year end. As we look to 2016, we are remain committed to growing our business in a disciplined manner and further improving our results as demand improves.”

Third Quarter 2015 Operating Results
Total consolidated revenues including homebuilding, land development and other revenues, for the third quarter 2015 increased 32.1% to $73.7 million, compared to $55.8 million in the prior year period, attributable to an increase in homebuilding revenue which more than offset lower land development revenue.

Revenue from homebuilding operations in the third quarter 2015 grew 100.3% to $70.3 million, compared to $35.1 million for the prior year period. The improvement was primarily the result of an increase in the number of homes delivered to 202 during the third quarter, compared to 111 homes during the prior year period. The growth in deliveries was partly due to an increase in the number of average selling communities to 28 in the third quarter, compared to an average of 27 selling communities in the prior year period. Active selling communities consists of those communities where we have more than 15 homes remaining to sell. The average selling price for home sales was approximately $348,000 during the third quarter of 2015, compared to approximately $316,000 during the prior year period. The increase in average selling price was primarily a result of geographic mix.

Net new home orders in the quarter increased 111.8% to 216 from 102 in the prior year period, primarily as the result of an increase in average active selling communities. Unit backlog at the end of the quarter was 288, compared to 115 at the end of prior year period and backlog on a dollar basis increased to $121 million, compared to $38.9 million at the end of prior year period.

Consolidated gross margin percentage in the third quarter 2015 was 19.0%, compared to 17.0% in the prior year period. Homebuilding gross margin percentage was 18.9%, compared to 14.9% in the prior year period. Adjusted homebuilding gross margin percentage was 21.1%, compared to 16.5% in the prior year period, due to a shift in product and regional mix of the homes sold, along with ongoing cost initiatives. Adjusted homebuilding gross margin percentage was 19.0% in the second quarter 2015.

Sales and marketing expense for the third quarter 2015 was $4.7 million, compared to $3.5 million in the same prior year period, due to the increase in homes delivered and the number of selling communities being marketed. As a percentage of total revenue, sales and marketing expense was 6.4% in the third quarter, compared to 6.3% in the prior year period, primarily as a result of a slightly higher transaction cost per home.

General and administrative expense for the current quarter was $5.5 million, compared to $6.7 million in the prior year period. As a percentage of total revenue, general and administrative expense was 7.5% for the third quarter, compared to 12.1% for the prior year period, primarily driven by higher revenue and cost rationalizations.

Net income attributable to shareholders of UCP was $1.6 million, or $0.20 per share, compared to net loss attributable to shareholders of UCP of $0.7 million, or $0.08 per share, in the prior year period. The Company’s weighted average basic and diluted shares outstanding was 8.0 million, compared to 7.9 million shares in the prior year quarter.

Total lots owned and controlled increased to 6,237, compared to 6,368 at December 31, 2014. The Company continues to actively pursue opportunities to acquire land in desirable and high growth areas in its attractive markets.

Webcast and Conference Call sustained

The Company will host a conference call for investors and other interested parties on Monday, November 9, 2015, 12:00pm p.m. Eastern Time, 9:00am a.m. Pacific Time. Interested parties can listen to the call live on the Internet through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the Union Community Partners Third Quarter 2015 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through December 9, 2015, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13623988. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.

UCP is a homebuilder and land developer with land acquisition and entitlement expertise with operations in California, Washington State, North Carolina, South Carolina, and Tennessee. UCP designs, constructs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiaries, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design, and customer-centric service and warranty programs.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:
Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

UCP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except shares and per share data)

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$22,606	$42,033
Restricted cash	250	250
Real estate inventories	383,681	321,693
Fixed assets, net	1,444	1,571
Intangible assets, net	281	586
Goodwill	4,223	4,223
Receivables	983	1,291
Other assets	7,752	5,804
Total assets	$421,220	$377,451

Liabilities and equity
Accounts payable and accrued liabilities	$41,412	$30,733
Notes payable	95,480	60,901
Senior notes, net	74,670	74,550
Total liabilities	211,562	166,184

Commitments and contingencies (Note 10)

Shareholders’ equity
Preferred stock, par value $0.01 per share, 50,000,000 authorized, no shares issued and outstanding at September 30, 2015; no shares issued and outstanding at December 31, 2014	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 8,014,434 issued and outstanding at September 30, 2015; 7,922,216 issued and outstanding at December 31, 2014	80	79
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding at September 30, 2015; 100 issued and outstanding at December 31, 2014	—	—
Additional paid-in capital	94,624	94,110
Accumulated deficit	(7,803)	(6,934)
Total UCP, Inc. stockholders’ equity	86,901	87,255
Noncontrolling interest	122,757	124,012
Total equity	209,658	211,267
Total liabilities and equity	$421,220	$377,451

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
REVENUE:
Homebuilding	$70,284	$35,086	$163,705	$110,542
Land development	1,116	20,264	3,156	32,513
Other revenue	2,272	400	5,060	1,918
Total revenue:	73,672	55,750	171,921	144,973

COSTS AND EXPENSES:
Cost of sales - homebuilding	57,006	29,845	134,744	91,721
Cost of sales - land development	716	16,079	2,264	25,466
Cost of sales - other revenue	1,958	352	4,363	1,681
Sales and Marketing	4,692	3,486	13,246	9,807
General and Administrative	5,539	6,737	19,311	19,917
Total costs and expenses	69,911	56,499	173,928	148,592
Income (loss) from operations	3,761	(749)	(2,007)	(3,619)
Other income, net	45	17	177	103
Net income (loss) before income taxes	3,806	(732)	(1,830)	(3,516)
Provision for income taxes	—	—	—	—
Net income (loss)	$3,806	$(732)	$(1,830)	$(3,516)
Net income (loss) attributable to noncontrolling interest	$2,167	$(66)	$(961)	$(533)
Net income (loss) attributable to shareholders of UCP, Inc.	1,639	(666)	(869)	(2,983)
Other comprehensive income (loss), net of tax	—	—	—	—
Comprehensive income (loss)	$3,806	$(732)	$(1,830)	$(3,516)
Comprehensive income (loss) attributable to noncontrolling interest	$2,167	$(66)	$(961)	$(533)
Comprehensive income (loss) attributable to shareholders of UCP, Inc.	$1,639	$(666)	$(869)	$(2,983)

Earnings (loss) per share:
Basic	$0.21	$(0.08)	$(0.11)	$(0.38)
Diluted	$0.20	$(0.08)	$(0.11)	$(0.38)

Weighted average common shares:
Basic	7,995,934	7,900,553	7,950,700	7,852,763
Diluted	8,017,768	7,900,553	7,950,700	7,852,763

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net loss	$(1,830)	$(3,516)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,572	2,956
Abandonment charges	146	173
Depreciation and amortization	463	498
Fair value adjustment of contingent consideration	(818)	—
Changes in operating assets and liabilities:
Real estate inventories	(60,715)	(72,789)
Receivables	307	(332)
Other assets	(2,389)	(4,435)
Accounts payable and accrued liabilities	11,497	8,749
Net cash used in operating activities	(51,767)	(68,696)
Investing activities
Purchases of fixed assets	(311)	(788)
Citizens acquisition	—	(14,006)
Restricted cash	—	(250)
Net cash used in investing activities	(311)	(15,044)
Financing activities
Distribution to noncontrolling interest	(981)	—
Proceeds from notes payable	112,595	62,106
Repayment of notes payable	(77,895)	(33,703)
Debt issuance costs	(698)	(200)
Withholding taxes paid on vested RSU's	(370)	(1,619)
Net cash provided by financing activities	32,651	26,584
Net decrease in cash and cash equivalents	(19,427)	(57,156)
Cash and cash equivalents – beginning of period	42,033	87,503
Cash and cash equivalents – end of period	$22,606	$30,347

Supplemental disclosure of cash flow information
Accrued offering and debt issuance costs	$—	$450
Non-cash investing and financing activity
Exercise of land purchase options acquired with acquisition of business	$160	$141
Fair value of assets acquired from the acquisition of business	—	$20,258
Cash paid for the acquisition of business	—	$(14,006)
Contingent consideration and liabilities assumed	—	$6,252

Issuance of Class A common stock for vested restricted stock units	$680	$3,999

Appendix A
Select Operating Data by Region

	Three months ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Revenue from Homebuilding Operations (in thousands)
West	$51,464	$26,275	95.9%	$120,438	$93,027	95.9%
East	$18,820	$8,811	113.6%	$43,267	$17,515	113.6%
Total	$70,284	$35,086	100.3%	$163,705	$110,542	100.3%

Homes Delivered
West	120	70	71.4%	283	223	26.9%
East	82	41	100.0%	195	78	150.0%
Total	202	111	82.0%	478	301	58.8%

Average Selling Price for Home Sales (in thousands)
West	$429	$375	14.4%	$426	$417	2.2%
East	$230	$215	7.0%	$222	$225	(1.3)%
Total	$348	$316	10.1%	$342	$367	(6.8)%

Net New Home Orders
West	135	71	90.1%	430	264	62.9%
East	81	31	161.3%	246	55	347.3%
Total	216	102	111.8%	676	319	111.9%

Average Selling Communities
West	19	12	58.3%	17	12	41.7%
East	9	15	(40.0)%	10	10	—%
Total	28	27	3.7%	27	22	22.7%

Backlog Units
West				208	76	173.7%
East				80	39	105.1%
Total				288	115	150.4%

Backlog Dollar Basis (in thousands)
West				$102,395	$30,596	234.7%
East				$18,439	$8,274	122.9%
Total				$120,834	$38,870	210.9%

Owned Lots
West				4,153	4,333	(4.2)%
East				941	304	209.5%
Total				5,094	4,637	9.9%

Controlled Lots
West	415	607	(31.6)%
East	728	720	1.1%
Total	1,143	1,327	(13.9)%

Appendix B
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	Three Months Ended September 30,
	2015	%	2014	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Revenue	$73,672	100.0%	$55,750	100.0%
Cost of Sales	59,680	81.0%	46,276	83.0%
Gross Margin	13,992	19.0%	9,474	17.0%
Add: interest in cost of sales	1,443	2.0%	550	1.0%
Add: impairment and abandonment charges	144	0.2%	—	—%
Adjusted Gross Margin(1)	$15,579	21.1%	$10,024	18.0%
Consolidated Gross margin percentage	19.0%		17.0%
Consolidated Adjusted gross margin percentage	21.1%		18.0%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$70,284	100.0%	$35,086	100.0%
Cost of home sales	57,006	81.1%	29,845	85.1%
Homebuilding gross margin	13,278	18.9%	5,241	14.9%
Add: interest in cost of home sales	1,443	2.1%	550	1.6%
Add: impairment and abandonment charges	119	0.2%	—	—%
Adjusted homebuilding gross margin(1)	$14,840	21.1%	$5,791	16.5%
Homebuilding gross margin percentage	18.9%		14.9%
Adjusted homebuilding gross margin percentage	21.1%		16.5%

Land Development Adjusted Gross Margin
Land development revenue	$1,116	100.0%	$20,264	100.0%
Cost of land development	716	64.2%	16,079	79.3%
Land development gross margin	400	35.8%	4,185	20.7%
Add: interest in cost of land development	—	—%	—	—%
Add: Impairment and abandonment charges	25	2.2%	—	—%
Adjusted land development gross margin(1)	$425	38.1%	$4,185	20.7%
Land development gross margin percentage	35.8%		20.7%
Adjusted land development gross margin percentage	38.1%		20.7%

Other Revenue Gross and Adjusted Margin
Revenue	$2,272	100.0%	$400	100.0%
Cost of revenue	1,958	86.2%	352	88.0%
Other revenue gross and adjusted margin	$314	13.8%	$48	12.0%
Other revenue gross and adjusted margin percentage	13.8%		12.0%

Gross Margin and Adjusted Gross Margin

	Nine Months Ended September 30,
	2015	%	2014	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Revenue	$171,921	100.0%	$144,973	100.0%
Cost of Sales	141,371	82.2%	118,868	82.0%
Gross Margin	30,550	17.8%	26,105	18.0%
Add: interest in cost of sales	3,416	2.0%	2,026	1.8%
Add: impairment and abandonment charges	146	0.1%	173	0.1%
Adjusted Gross Margin(1)	$34,112	19.8%	$28,304	19.5%
Consolidated Gross margin percentage	17.8%		18.0%
Consolidated Adjusted gross margin percentage	19.8%		19.5%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$163,705	100.0%	$110,542	100.0%
Cost of home sales	134,744	82.3%	91,721	83.0%
Homebuilding gross margin	28,961	17.7%	18,821	17.0%
Add: interest in cost of home sales	3,367	2.1%	2,023	1.8%
Add: impairment and abandonment charges	119	—%	—	—%
Adjusted homebuilding gross margin(1)	$32,328	19.7%	$20,844	18.9%
Homebuilding gross margin percentage	17.7%		17.0%
Adjusted homebuilding gross margin percentage	19.7%		18.9%

Land Development Adjusted Gross Margin
Land development revenue	$3,156	100.0%	$32,513	100.0%
Cost of land development	2,264	71.7%	25,466	78.3%
Land development gross margin	892	28.3%	7,047	21.7%
Add: interest in cost of land development	49	1.6%	3	—%
Add: Impairment and abandonment charges	146	4.6%	173	0.5%
Adjusted land development gross margin(1)	$1,087	34.4%	$7,223	22.2%
Land development gross margin percentage	28.3%		21.7%
Adjusted land development gross margin percentage	34.4%		22.2%

Other Revenue Gross and Adjusted Margin
Revenue	$5,060	100.0%	$1,918	100.0%
Cost of revenue	4,363	86.2%	1,681	87.6%
Other revenue gross and adjusted margin	$697	13.8%	$237	12.4%
Other revenue gross and adjusted margin percentage	13.8%		12.4%

* Percentages may not add due to rounding.

(1)
Consolidated adjusted gross margin percentage, homebuilding adjusted gross margin percentage and land development adjusted gross margin percentage are non-U.S. GAAP financial measures. Adjusted gross margin is defined as gross margin plus capitalized interest, impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance. We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	At September 30, 2015	At December 31, 2014
Debt	$170,150	$135,451
Equity	209,658	211,267
Total capital	$379,808	$346,718
Ratio of debt-to-capital	44.8%	39.1%
Debt	$170,150	$135,451
Less: cash and cash equivalents	22,606	42,033
Net debt	147,544	93,418
Equity	209,658	211,267
Total capital	$357,202	$304,685
Ratio of net debt-to-capital(1)	41.3%	30.7%

(1) The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above. The Company’s calculation of net debt-to-capital ratio might not be comparable with other issuers or issuers in other industries.